Exhibit 10.1

Anthera Pharmaceuticals, Inc.
25801 Industrial Boulevard, Suite B
Hayward, California 94545

April 27, 2016

Lincoln Park Capital Fund, LLC
440 North Wells, Suite 410
Chicago, Illinois 60654

Dear Sirs:

Reference is made to that certain Purchase Agreement, dated as of March 12, 2015 and as amended by letter dated July 8, 2015 (as so amended, the “Purchase Agreement”), by and between ANTHERA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”).  Capitalized terms used but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

The Company and the Investor agree that effective as of the date hereof, the Purchase Agreement is further amended as follows:

1.
The maximum amount of Common Stock that may be sold by the Company under the Purchase Agreement shall be Fifteen Million Dollars ($15,000,000) of Common Stock. Section 1(g) of the Purchase Agreement is amended and replaced in its entirety with the following:

“(g)                 “Available Amount” means initially Fifteen Million Dollars ($15,000,000) in the aggregate, which amount shall be reduced by the Purchase Amount each time the Investor purchases shares of Common Stock pursuant to Section 2 hereof.”

2.	The penultimate sentence of Section 4(d) of the Purchase Agreement is amended and replaced in its entirety with the following:

“108,413 shares of Common Stock (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) have been duly authorized and reserved for issuance as Additional Commitment Shares (as defined below in Section 5(e)) in accordance with this Agreement.”

3.	The third and fourth sentences of Section 5(e) of the Purchase Agreement is amended and replaced in its entirety with the following:

“In connection with each Regular Purchase and each Accelerated Purchase of Purchase Shares hereunder, the Company shall issue to the Investor a number of shares of Common Stock (the “Additional Commitment Shares” and, collectively with the Initial Commitment Shares, the “Commitment Shares”) equal to the product of (x) 95,160 and (y) the Purchase Amount Fraction.  The “Purchase Amount Fraction” shall mean a fraction, the numerator of which is the Purchase Amount purchased by the Investor with respect to such Regular Purchase and Accelerated Purchase (as applicable) of Purchase Shares and the denominator of which is Thirteen Million Nine Hundred Sixty Four Thousand Dollars ($13,964,000).”

4.	Section 8(f) of the Purchase Agreement is amended and replaced in its entirety with the following:

“(f)                           As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, (A) solely for the purpose of effecting purchases of Purchase Shares hereunder, 2,000,000 shares of Common Stock and (B) as Additional Commitment Shares in accordance with Section 5(e) hereof, 108,413 shares of Common Stock;”

In consideration for the Investor’s execution and delivery of this further amendment to the Purchase Agreement, the Company shall cause the Transfer Agent to issue, on the date hereof, 7,916 additional Initial Commitment Shares directly to the Investor electronically as DWAC Shares.  For the avoidance of doubt, all of such additional Initial Commitment Shares shall be fully earned as of the date hereof, irrespective of any termination of the Purchase Agreement.

Except as expressly set forth above, all other terms and conditions of the Purchase Agreement shall remain in full force and effect, without amendment thereto.

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This amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Very truly yours, ANTHERA PHARMACEUTICALS, INC.

/s/ May Liu
By:
Name: May Liu Title: SVP, Finance & Administration

Acknowledged and agreed: LINCOLN PARK CAPITAL FUND, LLC By: LINCOLN PARK CAPITAL, LLC By: ALEX NOAH INVESTORS, INC.

/s/ Jonathan Cope
By:
Name: Jonathan Cope Title: President